SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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TEXAS GENCO HOLDINGS, INC.

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Texas Genco Holdings, Inc.

Notice of Annual Meeting of Shareholders

to be held on May 13, 2004

and Proxy Statement

Notice of Annual Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend the Texas Genco Holdings, Inc. 2004 annual meeting of shareholders. The meeting will be held in the auditorium at 1111 Louisiana, Houston, Texas, at 9:00 a.m. Central Time on Thursday, May 13, 2004. At the meeting, shareholders will be asked to:

•	elect eight Directors for one-year terms;

•	ratify the appointment of Deloitte & Touche LLP as independent auditors for Texas Genco Holdings, Inc. for 2004; and

•	conduct other business if properly raised.

Shareholders of record at the close of business on March 15, 2004 are entitled to vote. Each share entitles the holder to one vote. You may vote either by attending the meeting or by proxy. For specific voting information, please see “Voting Information” on page 1. Even if you plan to attend the meeting, please sign, date and return the enclosed proxy card or submit your proxy using the Internet or telephone procedures described on the proxy card.

Sincerely,

Scott E. Rozzell

Executive Vice President,

General Counsel and Corporate Secretary

Dated and first mailed

to shareholders

on April 23, 2004

TEXAS GENCO HOLDINGS, INC.

1111 Louisiana

Houston, Texas 77002

(713) 207-1111

PROXY STATEMENT

Voting Information

Who may vote. Shareholders recorded in our stock register on March 15, 2004, may vote at the meeting. As of that date, there were 80,000,000 shares of our common stock outstanding. Each share of common stock has one vote.

CenterPoint Energy, Inc. currently indirectly owns 64,764,240 shares, or approximately 81%, of our common stock. CenterPoint Energy will be able to vote these shares at our annual meeting and intends to vote them in favor of the director candidates and in favor of the ratification of independent auditors.

Voting by proxy or in person. Your vote is important. You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You may always change your vote at the meeting if you are a holder of record or have a proxy from the record holder. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you indicated on your proxy. You may also provide your proxy using the Internet or telephone procedures described on the proxy card. You may vote for all, some, or none of our director candidates. You may also vote for or against the ratification of independent auditors or abstain from voting.

If you give us your proxy but do not specify how to vote, we will vote your shares in favor of the director candidates and in favor of the ratification of independent auditors. If any other matters properly come before the annual meeting, we will vote the shares in accordance with our best judgment and discretion, unless you withhold authority to do so in the proxy.

Your proxy may be revoked before it is voted by submitting a new proxy with a later date, by voting in person at the meeting, or by giving written notice to Mr. Scott E. Rozzell, Corporate Secretary, at Texas Genco’s address shown above.

If you plan to attend the meeting and your shares are held by banks, brokers or investment plans (in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or bank are examples of proof of ownership.

Quorum needed. In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares of common stock eligible to vote must be represented at the meeting, either by proxy or in person. The shares owned by CenterPoint Energy are sufficient to represent a quorum.

Votes needed. The director candidates receiving the most votes will be elected to fill the open seats on the Board. Ratification of the appointment of independent auditors requires the favorable vote of a majority of the shares of common stock voted for or against the matter. Abstentions and broker non-votes count for quorum purposes. For voting purposes, however, abstentions and broker non-votes do not affect whether the appointment of independent auditors is ratified. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. The shares owned by CenterPoint Energy are sufficient to ensure the requisite votes.

Information About Directors

Texas Genco’s Board of Directors consists of one class of directors having a term of one year each. Directors serve until their respective successors are elected and qualified, or until resignation or removal. The Board’s nominees for director are J. Evans Attwell, Donald R. Campbell, Robert J. Cruikshank, Patricia A. Hemingway Hall, David M. McClanahan, Scott E. Rozzell, David G. Tees and Gary L. Whitlock. If any nominee becomes unavailable for election, the Board of Directors can name a substitute nominee and proxies will be voted for each substitute nominee pursuant to discretionary authority, unless withheld.

As part of its business separation plan under the Texas electric restructuring law, on August 31, 2002, CenterPoint Energy became the parent holding company for Reliant Energy, Incorporated, Texas Genco and other subsidiaries. As part of the restructuring, Reliant Energy conveyed the formerly regulated electric generating assets of its electric utility division, Reliant Energy HL&P, to its indirect wholly owned subsidiary, Texas Genco. Also as part of the restructuring, on September 30, 2002, CenterPoint Energy distributed its remaining equity interest in Reliant Resources, Inc. to its shareholders. Reliant Resources, to which Reliant Energy had previously transferred substantially all of its unregulated businesses, ceased to be affiliated with CenterPoint Energy as of that date. On January 6, 2003, CenterPoint Energy distributed approximately 19 percent of the common stock it owned in Texas Genco to CenterPoint Energy’s shareholders.

Information about each of the nominees, each of whom is a current director of Texas Genco, is set forth below.

J. Evans Attwell, age 73, is the former managing partner of Vinson & Elkins L.L.P. in Houston, Texas and is currently of counsel to that firm. Mr. Attwell has been a director of Texas Genco since March 2003.

Donald R. Campbell, age 63, is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in September 2000, he was the Chief Financial Officer of Sanders Morris Harris Group, a NASDAQ listed regional investment banking firm. He previously served as Vice Chairman of the board of directors and Chief Financial Officer of Pinnacle Global Group. He also serves on the board of directors of Sanders Morris Harris. Mr. Campbell has been a director of Texas Genco since March 2003.

Robert J. Cruikshank, age 73, is primarily engaged in managing his personal investments in Houston, Texas. Prior to his retirement in 1993, he was a Senior Partner in the accounting firm of Deloitte & Touche LLP. He also serves as a director of Kaiser Aluminum Corporation, MAXXAM Inc., Encysive Pharmaceuticals, Inc. and Weingarten Realty Investors and as an advisory director of Compass Bank—Houston. He served as a director of CenterPoint Energy and its predecessors from 1993 until his retirement from the board of CenterPoint Energy at its annual meeting in 2003. Mr. Cruikshank has been a director of Texas Genco since March 2003.

Patricia A. Hemingway Hall, age 51, is President of BlueCross BlueShield of Texas, a division of Health Care Service Corporation. She has served in various executive officer capacities with Health Care Service Corporation and its subsidiaries since 1993. Ms. Hemingway Hall has been a director of Texas Genco since March 2003.

David M. McClanahan, age 54, has been the Chairman of Texas Genco’s Board of Directors since January 2003 and was the sole director of Texas Genco from its formation in August 2001 to December 2002. Mr. McClanahan has also served on the board of directors and as the President and Chief Executive Officer of CenterPoint Energy since September 2002. He served as the Vice Chairman of Reliant Energy from October 2000 to September 2002 and as President and Chief Operating Officer of Reliant Energy’s Delivery Group from 1999 to September 2002. He also served as the President and Chief Operating Officer of Reliant Energy HL&P from 1997 to 1999 and in various other executive capacities with Reliant Energy since 1986. He currently serves on the boards of the Edison Electric Institute and the American Gas Association.

Scott E. Rozzell, age 55, is Texas Genco’s Executive Vice President, General Counsel and Corporate Secretary. He has been a director of Texas Genco since March 2003. Mr. Rozzell has also served as the Executive Vice President, General Counsel and Corporate Secretary of CenterPoint Energy since September 2002. He served as Executive Vice President and General Counsel of the Delivery Group of Reliant Energy from March 2001 to September 2002. Prior to joining Reliant Energy, Mr. Rozzell was a senior partner in the law firm of Baker Botts L.L.P.

David G. Tees, age 59, is Texas Genco’s President and Chief Executive Officer. He has been a director of Texas Genco since December 2002. Mr. Tees served as Senior Vice President, Generation Operations of Reliant Energy from 1998 through August 2002. He also served as Vice President of Energy Production of Reliant Energy HL&P from 1986 through 1998. Mr. Tees has served on the executive committee of the Edison Electric Institute Energy Supply Subcommittee and presently represents CenterPoint Energy as a Research Advisory Committee Member of the Electric Power Research Institute and is the Chairman of the Board of the STP Nuclear Operating Company.

Gary L. Whitlock, age 54, is Texas Genco’s Executive Vice President and Chief Financial Officer. He has been a director of Texas Genco since March 2003. Mr. Whitlock has also served as the Executive Vice President and Chief Financial Officer of CenterPoint Energy since September 2002. He served as Executive Vice President and Chief Financial Officer of the Delivery Group of Reliant Energy from July 2001 to September 2002. Mr. Whitlock served as the Vice President, Finance and Chief Financial Officer of Dow AgroSciences, a subsidiary of The Dow Chemical Company, from 1998 to 2001.

The Board of Directors recommends a vote FOR all nominees for Director.

Board Organization and Committees; Other Governance Provisions

The Board of Directors directs the management of the business and affairs of Texas Genco. The Board appoints committees to help carry out its duties. The current Board of Directors was constituted in March 2003. From December 2002 to March 2003, the Board was comprised of two directors, appointed by CenterPoint Energy, who were also executive officers of Texas Genco. Before December 2002, the Board was comprised of a sole director appointed by CenterPoint Energy. As of the date of this proxy statement, Texas Genco had the following committees:

The Audit Committee was formed in March 2003 and has three non-employee director members: Mr. Campbell (Chairman), Mr. Attwell and Mr. Cruikshank. The Board of Directors has determined that the members of the Audit Committee are independent within the meaning of the current listing standards of the New York Stock Exchange for audit committee membership, as well as revised listing standards that will become effective for the Company at the time of the annual meeting. In addition, the Board of Directors has determined that each of Mr. Campbell and Mr. Cruikshank is an audit committee financial expert within the meaning of the regulations of the Securities and Exchange Commission.

The primary responsibilities of the Audit Committee are to assist the Board of Directors in fulfilling its oversight responsibility for the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s independent auditors, the performance of the Company’s internal audit function, compliance with legal and regulatory requirements and the Company’s systems of disclosure controls and internal controls. The Audit Committee has sole responsibility to appoint and, where appropriate, replace the Company’s independent auditors and to approve all audit engagement fees and terms. A copy of the Audit Committee Charter can be found on the Company’s website at www.txgenco.com in the “Investor Relations” area. The Audit Committee Charter also appears as Appendix I. During 2003, the Audit Committee held eight meetings.

The Compensation Committee was formed in April 2003 and has two non-employee director members: Mr. Cruikshank (Chairman) and Ms. Hemingway Hall. The duties of the committee include oversight of compensation for Texas Genco’s executive officers who are compensated by Texas Genco, including salary, bonus and incentive awards. The committee has responsibility for incentive compensation plans. Prior to its formation, the functions of the Compensation Committee were performed for Texas Genco by CenterPoint Energy’s compensation committee. A copy of the Compensation Committee charter can be found on the Company’s website at www.txgenco.com in the “Investor Relations” area. During 2003, the Compensation Committee met once.

Director Independence. The Board of Directors has determined that Ms. Hall and Messrs. Attwell, Campbell, and Cruikshank are independent within the meaning of the listing standards for general independence of the New York Stock Exchange. Under the listing standards, which will become effective for the Company at the time of the annual meeting, the Audit Committee is required to be composed solely of directors who are independent under the standard for general independence and an additional independence requirement applicable specifically to Audit Committee members under regulations of the Securities and Exchange Commission.

Texas Genco is a “controlled company” under the new listing standards of the New York Stock Exchange because more than 50% of the voting power of its outstanding stock is held by CenterPoint Energy. Controlled companies need not comply with the portions of the listing standards that (i) will require a majority of independent directors and (ii) will require that a nominating and corporate governance committee and a compensation committee be composed solely of independent directors. Texas Genco expects to utilize the exception from the requirement for a majority of independent directors and for a nominating and corporate governance committee consisting of independent directors in view of the approximate 81% indirect ownership of Texas Genco’s outstanding common stock by CenterPoint Energy and CenterPoint Energy’s intent to monetize its remaining interest in Texas Genco. In lieu of requiring a majority of independent directors, Texas Genco’s Corporate Governance Guidelines provide that at least three members of the Board will be persons who meet the criteria for independence required by the New York Stock Exchange. Texas Genco does not intend to utilize the controlled company exception for its Compensation Committee, which consists entirely of directors who are independent within the meaning of the listing standards.

The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence. To assist it in making determinations of independence, the Board has adopted categorical standards as permitted under the listing standards. Although the Board considers all relevant facts and circumstances in assessing whether a director is independent, relationships falling within the categorical standards are not required to be disclosed or separately discussed in the proxy statement in connection with the Board’s independence determinations. A relationship falls within the categorical standards adopted by the Board if it:

•	is a type of relationship addressed in
•	the rules of the Securities and Exchange Commission requiring proxy statement disclosure of relationships and transactions or

•	the provisions of the New York Stock Exchange Listed Company Manual listing relationships that preclude a determination of independence,

but under those rules neither requires disclosure nor precludes a determination of independence, or

•	consists of charitable contributions by the Company to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years.

In connection with its determinations as to independence, the Board considered the service of Mr. Cruikshank as a director of CenterPoint Energy until May 2003 as described below under “Compensation of Directors.” The Board did not regard that relationship as adversely affecting the independence of Mr. Cruikshank or his ability to discharge the responsibilities of a director in the best interests of Texas Genco and its shareholders, having regard among other things for the fact that the concern of the listing standards is independence from management. All other relationships of the directors determined to be independent were considered to fall within the categorical standards adopted by the Board.

Director Nomination Process. The functions of a nominating committee are performed by the entire Board of Directors of Texas Genco. In light of the provision in the New York Stock Exchange listing standards excepting “controlled companies” from the requirement for a nominating committee consisting solely of independent directors as discussed above under “Director Independence,” the Board of Directors has determined that the functions relating to the nomination process can effectively be performed by the full Board. In assessing the qualifications of candidates for director, the Board will consider, in addition to qualifications set forth in the Company’s bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to being an effective board member, and commitment to acting in the best interests of Texas Genco and its shareholders. The Board also takes into account that CenterPoint Energy owns approximately 81% of the Company’s Common Stock. The Board also considers the need for independent directors to satisfy audit committee requirements under New York Stock Exchange rules and Securities and Exchange Commission regulations as well as to provide the contributions that independent directors make to good corporate governance generally. Texas Genco’s Corporate Governance Guidelines provide that the Board’s objective in making nominations to the Board is to select eligible individuals whose qualifications are such that they will contribute to the formulation and implementation of the Company’s strategic direction.

Suggestions for potential nominees for director can come to the Board from a number of sources, including incumbent directors, officers, executive search firms and others. The Board will consider director candidates recommended by shareholders. The extent to which the Board dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to it about the qualifications and suitability of the individual, viewed in light of the needs of the Board, and is at its discretion. The Board evaluates the desirability for incumbent directors to continue on the Board following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from increasing insight and experience developed over a period of time.

Shareholders may submit the names and other information regarding individuals they wish the Board to consider for nomination as directors by writing to the Chairman of the Board at the address of the Company’s principal executive offices indicated on the first page of this proxy statement. In order to be considered, submissions of potential nominees should be made no later than November 15 in the year prior to the meeting at which the election is to occur.

Shareholder Communications with Directors. The Company’s Corporate Governance Guidelines provide, as required by the new New York Stock Exchange listing standards, that non-management directors of the Company will hold regular executive sessions without management participation. If at any time the non-management directors include one or more directors who do not meet the listing standards of the New York Stock Exchange for general independence, an executive session is required to be held at least once each year including only the non-management directors who are also independent. The Corporate Governance Guidelines provide that at any time when the Chairman of the Board is a non-management director, the Chairman will preside at each executive session, and that at all other times the non-management directors will select from among themselves a director to preside or establish a procedure whereby the presiding director will be selected. Interested parties who wish to make concerns known to the non-management directors may communicate directly with the non-management directors by making a submission in writing to “Board of Directors (independent members)” in care of the Company’s Corporate Secretary at the address indicated on the first page of this proxy statement. In addition to the procedure for communications with the non-management directors, the entire Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of the Corporate Secretary at the same address.

Attendance at Meetings of Shareholders. Directors are expected to attend annual meetings of shareholders. All directors attended the 2003 annual meeting.

Code of Ethics and Ethics and Compliance Code. The Company has a Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller. This Code of Ethics may be accessed on the Company’s website at www.txgenco.com in the “Investor Relations” area. Information regarding any amendments to, or waivers of, the provisions of this code applicable to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Treasurer and Controller will be posted at the same website location.

The Company also has an Ethics and Compliance Code applicable to directors, officers and employees. This code addresses, among other things, the requirements for a code of business conduct and ethics required under New York Stock Exchange listing standards that will become effective for the Company at the time of the annual meeting. This Code is also available on the Company’s website at www.txgenco.com in the “Investor Relations” area. Any waivers of this code for executive officers or directors may be made only by the Board of Directors or a committee of the Board and must be promptly disclosed to shareholders.

Compensation of Directors

CenterPoint Energy and Texas Genco employees receive no extra pay for serving as directors of Texas Genco. Compensation for each non-employee director consists of an annual retainer fee of $30,000 and a fee of $1,000 for each Board and committee meeting attended. The Chairmen of the Audit Committee and the Compensation Committee receive the compensation payable to other non-employee directors plus a supplemental annual retainer of $2,000 each.

Texas Genco director Robert J. Cruikshank was also a director of CenterPoint Energy until May 2003. As a non-employee director of CenterPoint Energy, Mr. Cruikshank received an annual retainer fee of $30,000, a fee of $1,200 for each board and committee meeting attended and an annual grant of shares of CenterPoint Energy common stock. Commencing in January 2004, Mr. Cruikshank began receiving benefits under CenterPoint Energy’s director benefits plan in the form of an annual cash amount of $30,000, payable for ten years, which is equal to the number of full years of his service as a director of CenterPoint Energy and its predecessors.

Mr. Cruikshank also participates in CenterPoint Energy’s executive life insurance plan described under “Retirement Plans, Related Benefits and Other Arrangements.” This plan provides endorsement split-dollar life insurance with a death benefit equal to six times his annual retainer with coverage continuing after his termination of service. The annual premium due on the policy is payable solely by CenterPoint Energy and, in accordance with the Internal Revenue Code, Mr. Cruikshank must recognize imputed income, which is currently based on the policyholder’s one-year term rates. The plan also provides for a paid tax gross-up to Mr. Cruikshank to cover his after-tax cost of this imputed income. Upon his death, Mr. Cruikshank’s beneficiaries will receive the specified death benefit, and CenterPoint Energy will receive any balance of the insurance proceeds in excess of the death benefit. The plan is designed so that the proceeds CenterPoint Energy ultimately receives are sufficient to cover the cumulative premiums paid and the after-tax cost to CenterPoint Energy of the gross-up payments.

Mr. Cruikshank also served as a non-employee director of Reliant Resources during a period in 2002 when Reliant Resources was a subsidiary of CenterPoint Energy, and received retainer and meeting fees for that service of $23,400.

Stock Ownership

The following table shows stock ownership as of March 1, 2004 of known beneficial owners of more than 5% of Texas Genco’s common stock, each director, the President and Chief Executive Officer, and the executive officers and directors as a group. The directors and officers, individually and as a group, beneficially own less than 1% of Texas Genco’s outstanding common stock. For directors and executive officers, stock ownership is also shown for CenterPoint Energy, the parent company of Texas Genco. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act, and except as otherwise indicated the respective holders have sole voting and investment powers over such shares.

Name	Number of Shares of Texas Genco Common Stock		Number of Shares of CenterPoint Energy Common Stock
CenterPoint Energy, Inc.	64,764,240	(1)	N/A
J. Evans Attwell	1,340	(2)(3)	21,800	(2)(3)
Donald R. Campbell	-0-		-0-
Robert J. Cruikshank	350		7,000	(4)
Patricia A. Hemingway Hall	-0-		-0-
David M. McClanahan	3,109	(5)	644,110	(6)
Scott E. Rozzell	503	(5)	248,142	(6)
David G. Tees	1,104	(2)(5)	101,065	(2)(6)
Gary L. Whitlock	717	(5)	101,191	(6)
All of the above officers and directors and other executive officers as a group (9 persons)	8,661	(5)	1,255,428	(6)

(1)	Shares are held indirectly through CenterPoint Energy’s wholly owned subsidiary Utility Holding, LLC and represent approximately 81% of the outstanding common stock of Texas Genco.
(2)	Includes shares held by spouse.
(3)	Includes shares held in family foundation.
(4)	Includes shares held jointly with spouse.
(5)	Includes shares of Texas Genco common stock held under CenterPoint Energy’s savings plan, as to which the participants do not have voting power but retain dispositive power.
(6)	Includes shares covered by CenterPoint Energy stock options that are exercisable within 60 days as follows: Mr. McClanahan, 524,948 shares; Mr. Rozzell, 206,688 shares; Mr. Tees, 75,081 shares; Mr. Whitlock, 82,278 shares; and the group, 979,153 shares. Also includes shares of CenterPoint Energy common stock held under CenterPoint Energy’s savings plan, for which the participant has sole voting power (subject to such power being exercised by the plan’s trustee in the same proportion as directed shares in the savings plan are voted in the event the participant does not exercise voting power).

Executive Compensation Tables

Texas Genco has entered into a transition services agreement with CenterPoint Energy under which CenterPoint Energy provides Texas Genco various corporate support services that include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing logistics. These services consist generally of the same types of services as have been provided on an intercompany basis prior to CenterPoint Energy’s distribution of approximately 19% of Texas Genco’s common stock. As a result of the arrangements set forth in the transition services agreement, Texas Genco’s President and Chief Executive Officer is the only executive officer whose compensation is described in the tables set forth below. Texas Genco’s other executive officers are also executive officers of CenterPoint Energy and were compensated by CenterPoint Energy during the relevant periods. Reported compensation of Mr. Tees for 2001 was paid by CenterPoint Energy.

SUMMARY COMPENSATION TABLE

Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensa- tion(1)	Awards		Payouts	All Other Compensa- tion(5)
					Restricted Stock Awards(2)	Securities Underlying Options(3)	LTIP Payouts(4)
David G. Tees President and Chief Executive Officer	2003 2002 2001	$234,000 216,750 207,500	$140,260 154,980 85,853	$653 640 1,876	— — —	— 37,300 19,610	$24,231 67,227 143,401	$38,980 30,406 34,415

(1)	The amounts shown include tax reimbursement payments related to imputed income under the executive life insurance plan for Mr. Tees for each year and other tax reimbursement payments during 2001.
(2)	The aggregate unvested holdings of CenterPoint Energy common stock, assuming the attainment of performance goals at the maximum achievement level, were 11,102 shares at December 31, 2003, with a value at that date of $107,574.
(3)	Securities underlying options are shares of CenterPoint Energy common stock.
(4)	Amounts shown represent the dollar value of CenterPoint Energy common stock paid out in that year based on the achievement of performance goals for the cycle ending in the prior year plus dividend equivalent accruals during the performance period.
(5)	2003 amounts include (a) matching contributions to the CenterPoint Energy savings plan and accruals under the related savings restoration plan of $29,173; (b) the term portion of the premiums paid under the executive life insurance plan of $1,185; and (c) accrued interest on deferred compensation that exceeds 120% of the applicable federal long-term rate of $8,622.

CENTERPOINT ENERGY YEAR-END OPTION VALUES

The following table relates to options on the common stock of CenterPoint Energy. Texas Genco’s compensation programs do not include options on common stock of Texas Genco.

Name(1)	Number of Securities Underlying Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003(2)
	Exercisable	Unexercisable	Exercisable	Unexercisable
David G. Tees	52,324	35,949	$42,897	$85,800

(1)	Mr. Tees did not exercise any options in 2003.
(2)	Based on the closing price of the common stock of CenterPoint Energy on the New York Stock Exchange Composite Tape for December 31, 2003.

TEXAS GENCO PERFORMANCE UNIT PLAN—AWARDS IN 2003(1)

Name	Number of Units	Performance Period Until Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans
			Threshold Value of Units	Target Value of Units	Maximum Value of Units
David G. Tees	1,970	12/31/2005	$98,500	$197,000	$295,500

(1)	Amounts shown are potential payouts of awards in cash under Texas Genco’s performance unit plan. These awards have a three-year performance cycle. Payouts will be based on total operations and maintenance and capital expenditures and solid fuel equivalent forced outage rate, weighted evenly. If a change of control of CenterPoint Energy occurs (substantially the same as the definition in Mr. Tees’ severance agreement described under “Retirement Plans, Related Benefits and Other Arrangements”), such amounts will be paid in cash at the maximum level, without regard to the achievement of performance goals.

EQUITY COMPENSATION PLAN INFORMATION

Texas Genco had no equity compensation plans as of December 31, 2003.

Retirement Plans, Related Benefits and Other Arrangements

PENSION PLAN TABLE(1)

Final Average Annual Compensation At Age 65	Estimated Annual Pension Based on 35 or More Years of Service(2)
$350,000	$230,522
375,000	247,497
400,000	264,472
425,000	281,447
450,000	298,422

(1)	Mr. Tees participates in CenterPoint Energy’s retirement plan and benefit restoration plan under which accrued benefits are based on a participant’s years of service, final average pay and covered compensation. Final average annual compensation means the highest compensation for 36 consecutive months out of the 120 consecutive months immediately preceding retirement, based solely on base salary and bonus amounts. For purposes of the table above, final average compensation is frozen as of December 31, 2008 pursuant to the terms of the plans. Mr. Tees’ benefits are not expected to exceed the amounts reflected in that table. Mr. Tees had 35 years of credited benefit service under the retirement plan as of December 31, 2003. Mr. Tees has a retention agreement with CenterPoint Energy dated October 15, 2001 that provides for benefits upon the occurrence of certain events in connection with the anticipated sale of Texas Genco. The retention agreement provides for a supplemental retirement benefit to be determined by a set formula under the retirement plan of CenterPoint Energy at the time of Mr. Tees’ termination of employment (if such termination occurs prior to December 31, 2005). The benefit would be offset by any transition retirement benefit or similar benefit provided by either CenterPoint or a purchaser in connection with the Texas Genco sale. The estimated amount of such supplemental lump sum benefit (assuming no offset) as of January 1, 2005 is $788,618.
(2)	Amounts are determined on a single-life annuity basis and are not subject to any deduction for Social Security or other offsetting amounts. The qualified retirement plan limits compensation and benefits in accordance with provisions of the Internal Revenue Code. Retirement benefits based on compensation above the qualified plan limit or in excess of the limit on annual benefits are provided through the benefit restoration plan.

CenterPoint Energy maintains an executive benefits plan that provides certain salary continuation, disability and death benefits to certain key officers of CenterPoint Energy and certain of its subsidiaries. Mr. Tees participates in this plan pursuant to an individual agreement that generally provides for (a) a salary continuation benefit of 100% of his current salary for 12 months after death during active employment and then 50% of salary for nine years or until the deceased officer would have attained age 65, if later, and (b) if Mr. Tees retires after attainment of age 65, an annual postretirement death benefit of 50% of his preretirement annual salary payable for six years.

CenterPoint Energy has an executive life insurance plan providing split-dollar life insurance in the form of a death benefit for designated officers. This plan provides endorsement split-dollar life insurance, with coverage continuing after the officer’s termination of service at age 65 or later. Mr. Tees’ retention agreement provides that he will be treated as having attained age 65 as of the date of his termination of employment with CenterPoint Energy or its subsidiaries for purposes of this plan. Mr. Tees has single-life coverage equal to two times current salary. The annual premium due on the policy is payable solely by CenterPoint Energy, and CenterPoint Energy is reimbursed by Texas Genco for this premium. In accordance with the Internal Revenue Code, Mr. Tees must recognize imputed income, which is currently based upon the policy holder’s one-year term rates. The plan also provides for a paid tax gross-up to Mr. Tees to cover his after-tax cost of this imputed income. Upon his death, Mr. Tees’ beneficiaries will receive the specified death benefit, and Texas Genco will receive any balance of the insurance proceeds payable in excess of such death benefit. The executive life insurance plan is designed so that the proceeds Texas Genco ultimately receives are sufficient to cover the cumulative premiums paid and the after-tax cost to Texas Genco of the gross-up payments.

Mr. Tees was eligible to participate in a former deferred compensation plan through 1989. Under this plan, Mr. Tees could elect to defer up to 25% of his salary and any annual incentive compensation awarded in the plan year. Participants in the plan who continue employment until at least age 60 receive equal distributions from the plan over a 15-year period beginning at age 65. Mr. Tees will reach age 60 in July of 2004; however, under the terms of his retention agreement, for purposes of this plan, Mr. Tees will be treated as if he had reached age 60 as of the date of his termination of employment with Texas Genco if that date occurs before July 2004. His benefits calculated in accordance with his retention agreement will be $73,721 per year for 15 years beginning at age 65. Fixed rates of 19% to 24% were established for deferrals made in 1985 through 1988, as a result of then-higher prevailing rates and other factors. Current accruals of the above-market portion of the interest on deferred compensation amounts are included in the “All Other Compensation” column of the Summary Compensation Table. An amended and restated deferred compensation plan is currently in effect, the terms of which are different from the plan described above. Mr. Tees has been eligible to participate in this plan; however, to date he has not elected to do so.

CenterPoint Energy maintains a trust agreement with an independent trustee establishing a “rabbi trust” for the purpose of funding benefits payable to participants (including Mr. Tees) under CenterPoint Energy’s deferred compensation plans, executive incentive compensation plans, benefit restoration plan and savings restoration plan, also referred to as the “Designated Plans.” The trust is a grantor trust, irrevocable except in the event of an unfavorable ruling by the Internal Revenue Service as to the tax status of the trust or certain changes in tax law. It is currently funded with a nominal amount of cash. Future contributions will be made to the grantor trust if and when required by the provisions of the Designated Plans or when required by CenterPoint Energy’s Benefits Committee. The Benefits Committee consists of officers of CenterPoint Energy designated by the Board of Directors and has general responsibility for funding decisions, selection of investment managers for CenterPoint Energy’s retirement plan and other administrative matters in connection with other employee benefit plans of CenterPoint Energy. If there is a change of control of CenterPoint Energy (substantially the same as the definition in Mr. Tees’ severance agreement), the grantor trust must be fully funded, within 15 days following the change of control, with an amount equal to the entire benefit to which each participant would be entitled under the Designated Plans as of the date of the change of control (calculated on the basis of the present value of the projected future benefits payable under the Designated Plans). The assets of the grantor trust are required to be held separate and apart from the other funds of CenterPoint Energy and its subsidiaries, but remain subject to claims of general creditors under applicable state and federal law.

In December 2003, CenterPoint Energy entered into severance agreements with certain executive officers, including Mr. Tees. The severance agreement, effective January 1, 2004, provides for the payment of certain benefits in the event of a Covered Termination of employment occurring after the execution of a binding agreement to effect a Change of Control or within two years after the date of a Change of Control. A Change of Control will be deemed to occur under the severance agreement if (a) any person or group becomes the direct or indirect beneficial owner of 30% or more of CenterPoint Energy’s outstanding voting securities, unless acquired directly from CenterPoint Energy; (b) a majority of the Board members changes; (c) there is a merger or consolidation of, or involving, CenterPoint Energy (a “transaction”) unless, (i) more than 70% of the surviving corporation’s outstanding voting securities is owned by former shareholders of CenterPoint Energy, (ii) if the transaction involves CenterPoint Energy’s acquisition of another entity, then the total fair market value of such consideration, plus long-term debt of the entity or business being acquired, does not exceed 50% of the total fair market value of CenterPoint Energy’s outstanding voting securities, plus CenterPoint Energy’s consolidated long-term debt (determined immediately prior to the consummation of the transaction by a majority of the incumbent Board), (iii) no person is the direct or indirect beneficial owner of 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from the transaction and (iv) a majority of the members of the board of directors of the parent corporation resulting from the transaction were members of the Board immediately prior to consummation of the transaction; or (d) the sale or disposition of 70% or more of CenterPoint Energy’s assets (an “asset sale”) unless (i) individuals and entities that were beneficial owners of CenterPoint Energy’s outstanding voting securities immediately prior to the asset sale are the direct or indirect beneficial owners of more than 70% of the then outstanding voting securities of CenterPoint Energy (if it continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity), and (ii) a majority of the members of Board (if CenterPoint Energy continues to exist) and of the entity that acquires the largest portion of the assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were members of the Board immediately prior to the asset sale.

Under the severance agreement, a Covered Termination occurs if the officer’s employment is terminated for reasons other than death, disability as defined in the Company’s long-term disability plan, termination on or after age 65, involuntary termination for Cause (as defined), or resignation of the officer unless such resignation is due to (a) a failure to maintain the officer in his position or a substantially equivalent position; (b) a significant adverse change in the authorities, powers, functions, responsibilities or duties held; (c) a reduction in the officer’s base salary; (d) a significant reduction in the officer’s qualified, nonqualified and welfare benefits; (e) a reduction in the officer’s overall compensation; (f) a change in the location of the officer’s principal place of employment by more than 50 miles; or (g) a failure to provide directors and officers liability insurance covering the officer. If Mr. Tees experiences a Covered Termination of employment, he will be entitled to a lump-sum payment of two times the sum of his base salary plus target short-term incentive plan bonus, as well as certain welfare benefits for a period of two years. Two years of service and age will be added for benefit purposes under the retirement plan. The severance agreement also provides for a pro rata distribution of the short-term incentive plan bonus for the current plan year, as well as continued coverage under the executive life insurance plan. In addition, the agreement provides for career transition placement services, the reimbursement of legal fees incurred related to the severance, financial planning fees under the Company’s program for a period of up to the earlier of (a) six months or (b) when the maximum reimbursement amount has been reached and a tax gross-up payment to cover any excise taxes, interest and penalties that may be assessed on the officer as a result of the severance payment. The term of the severance agreements is three years, with an “evergreen” provision under which, at the election of CenterPoint Energy’s board of directors, the term may be extended for an additional year on an annual basis.

The costs of the benefits provided to Mr. Tees under the CenterPoint Energy plans described above are borne by Texas Genco.

Report of the Compensation Committee

The Texas Genco Compensation Committee was formed in April of 2003. During 2003, the various components of executive compensation were determined either by CenterPoint Energy’s or Texas Genco’s Compensation Committee and recommended to its respective Board. CenterPoint Energy determined base pay and short-term incentive compensation for Mr. Tees prior to the organization of the Texas Genco Compensation Committee, and long-term incentive compensation was determined by Texas Genco.

Compensation Policy

It is the executive compensation policy of Texas Genco to have compensation programs that:

•	attract, retain and encourage the development of highly qualified and experienced executives;

•	strengthen the relationship between individual pay and performance;

•	promote overall corporate performance; and

•	provide compensation that is externally competitive and internally equitable.

CenterPoint Energy retained an independent consulting firm this year to review the competitiveness of Mr. Tees’ base pay, short-term incentive and long-term incentive targets. A group of both utility and other industrial companies was used to determine the appropriate mix of base pay, short-term incentives and long-term incentives for Mr. Tees. The companies included in the compensation review are not identical to the companies referred to in the Stock Performance Graph on page 14 because the Compensation Committee believes that Texas Genco’s most direct competitors for executive talent are not limited to the companies included in the Performance Graph. In establishing individual compensation targets, the Compensation Committee considers the level and nature of responsibility, experience and its own subjective assessment of performance. The Compensation Committee generally considers that the objectives of Texas Genco’s pay philosophy are best served when each element of compensation for Mr. Tees, which includes base salary, short-term incentive and long-term incentive, approximates the 50th percentile of the market represented by the companies included in the review.

The Compensation Committee evaluates each element of compensation separately and in relation to the other elements of an executive’s total compensation package. The percentage of an executive’s compensation that is variable or performance-based generally increases with higher levels of total compensation. The result is that the majority of the executive officer’s compensation is considered at risk. The ultimate value of this at-risk compensation is determined based on the performance of the company.

Base Salary. The CenterPoint Energy’s Compensation Committee’s recommendation to its Board concerning Mr. Tees’ base salary is based on its analysis of salary levels for executive officer positions using available survey data, and its subjective evaluation of Mr. Tees’ individual performance and level of responsibility.

Short-Term Incentive Compensation. Annual bonuses for the 2003 plan year are paid pursuant to CenterPoint Energy’s short-term incentive plan, which provides for cash bonuses based on achievement over the course of the year of performance objectives approved by the Compensation Committee at the commencement of the year. The target annual incentive established at the beginning of the year 2003 for Mr. Tees was 50% of base salary. Actual payouts under the plan can vary from 0% to 200% of the targeted amount. The performance goals for 2003 were based on CenterPoint Energy’s earnings per share weighted at 60%, Texas Genco’s earnings before interest and taxes weighted at 16%, capabilities and system performance goals weighted at 20% and a safety-related goal weighted at 4%. The performance of each of these goals ranged from 0% to 150%, resulting in Mr. Tees’ cumulative achievement of 120% of target.

Long-Term Incentive Compensation. The current approach to long-term incentives consists of grants of performance units under the terms of the Texas Genco plan. For the performance cycle that began in 2003, Mr.

Tees received a grant of performance units with a target value of $100 each. The performance goals are based on total operation and maintenance and capital expenditures weighted 50% and a solid fuel equivalent forced outage rate weighted 50%. These performance goals are measurable over a three-year performance cycle. Performance levels for the units are calculated by determining the percentage of achievement for each objective and can range from 0% to 150% of target, resulting in payout values of $0 to $150 per unit.

For the performance cycle that ended in 2003, the cumulative performance achievement level was 32%, which was less than the 50% threshold level, resulting in no payout under the terms of the CenterPoint Energy plan.

Chief Executive Officer Compensation

In evaluating Mr. Tees’ total compensation, the Compensation Committee considered his contributions to the overall success of Texas Genco through his leadership and individual performance. During 2003, the Compensation Committee of CenterPoint Energy set Mr. Tees’ base salary at $239,000 and his short-term incentive target at 50% of base salary. The Compensation Committee of Texas Genco set his long-term incentive target at 90% of base salary.

Robert J. Cruikshank, Chairman

Patricia A. Hemingway Hall

Stock Performance Graph

The following graph shows the quarterly change in the cumulative total shareholder return on our common stock since the distribution of our common stock to holders of CenterPoint Energy, Inc. common stock on January 6, 2003, as well as the S&P 500 Index, and a group of our peer companies composed of AES Corporation, Calpine Corporation, Constellation Energy Group, Inc., Dynegy, Inc., Exelon Corp., PPL Corporation, Public Service Enterprise Group Incorporated, Reliant Resources, Inc., Sempra Energy and TXU Corp. for the same period.

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG TEXAS GENCO HOLDINGS, INC.,

THE S&P 500 INDEX AND A PEER GROUP OF COMPANIES

FOR FOUR QUARTERS ENDED DECEMBER 31 (1)(2)

	January 6, 2003	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Texas Genco Holdings, Inc.	$100	$179	$243	$251	$345
S&P 500 Index	$100	$92	$106	$109	$122
Peer Group	$100	$96	$121	$123	$133

(1)	Assumes that the value of the investment in the common stock and each index was $100 on January 6, 2003, the distribution date for the Texas Genco common stock.
(2)	Historical stock price performance is not necessarily indicative of future price performance.

Report of the Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Texas Genco. During 2003, the Audit Committee met eight times, including meetings to discuss the interim financial information contained in each quarterly earnings announcement with the Chief Accounting Officer and Deloitte & Touche LLP, Texas Genco’s independent auditors, prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee (a) obtained from the independent auditors a formal written statement describing all relationships between the auditors and Texas Genco that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and (b) discussed with the auditors any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management and the independent auditors the quality and adequacy of Texas Genco’s internal controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope, and identification of audit risks

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of Texas Genco as of and for the fiscal year ended December 31, 2003, with management and the independent auditors. Management has the responsibility for the preparation of Texas Genco’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Texas Genco’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission. The Audit Committee also reappointed, subject to ratification, Deloitte & Touche as Texas Genco’s independent auditors. On March 4, 2004, the Audit Committee adopted an amended and restated charter, a copy of which is attached as Appendix I.

Donald R. Campbell, Chairman

J. Evans Attwell

Robert J. Cruikshank

Principal Accounting Firm Fees

Aggregate fees billed to Texas Genco during the fiscal years ending December 31, 2003 and 2002 by Texas Genco’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below is compatible with maintaining the principal accountant’s independence.

	Year Ended December 31,
	2003	2002
Audit fees	$290,000	$595,000
Audit-related fees (1)	35,000	137,582

Total audit and audit-related fees	325,000	732,582
Tax fees (2)	3,400	—
All other fees	—	—

Total fees	$328,400	$732,582

(1)	Audit-related fees in 2003 are for agreed-upon procedures performed on related-party transactions. Audit-related fees in 2002 included fees for consulting services provided with respect to internal controls related to Texas Genco’s qualified scheduling entity operations.
(2)	Fees for tax compliance, tax advice and tax planning.

Audit Committee Policies and Procedures for Preapproval

of Audit and Non-Audit Services

Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor. In addition to its approval of the audit engagement, the Audit Committee has authorized the performance by Deloitte & Touche LLP of several specific types of services within the categories of audit-related services and tax services. Audit-related services include assurance and related services that are reasonably related to the performance of the audit or review of the financial statements or that are traditionally performed by the independent auditor. Authorized tax services include compliance-related services such as services involving tax filings, as well as consulting services such as tax planning, transaction analysis and opinions. Services are subject to further approval if they are outside the approved specific types or if they are in excess of specified fee limitations. The Audit Committee may delegate preapproval authority to subcommittees.

During 2003 no preapproval requirements were waived for services included in the Audit-related fees, Tax fees and All other fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the Securities and Exchange Commission.

Ratification of Appointment of Independent Auditors

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent auditors to conduct the annual audit of Texas Genco’s accounts for the year 2004. Ratification requires the affirmative vote of a majority of shares of common stock voted for or against the matter. If the appointment is not ratified by the shareholders, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement if they wish. They will be available to respond to appropriate questions from shareholders at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors.

Shareholder Proposals for 2005 Annual Meeting

Any shareholder who intends to present a proposal at the 2005 annual meeting of shareholders and who requests inclusion of the proposal in Texas Genco’s 2005 proxy statement and form of proxy in accordance with applicable Securities and Exchange Commission rules must file such proposal with Texas Genco by December 24, 2004.

Texas Genco’s bylaws also require advance notice of other proposals by shareholders to be presented for action at an annual meeting. In the case of the 2005 annual meeting, the required notice must be received by Texas Genco’s Corporate Secretary between November 14, 2004 and February 12, 2005. The bylaws require that the proposal must constitute a proper subject to be brought before the meeting and that the notice must contain prescribed information, including a description of the proposal and the reasons for bringing it before the meeting, proof of the proponent’s status as a shareholder and the number of shares held and a description of all arrangements and understandings between the proponent and anyone else in connection with the proposal as well as other procedural requirements. If the proposal is for an amendment of the bylaws, the notice must also include the text of the proposal and be accompanied by an opinion of counsel to the effect that the proposal would not conflict with Texas Genco’s Articles of Incorporation or Texas law. A copy of the bylaws describing the requirements for notice of shareholder proposals may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at Texas Genco’s address shown above.

Director Nominations for 2005 Annual Meeting

Texas Genco’s bylaws provide that a shareholder may nominate a director for election if the shareholder sends a notice to Texas Genco’s Corporate Secretary identifying any other person making such nomination with the shareholder and providing proof of shareholder status. This notice must be received at Texas Genco’s principal executive offices between November 14, 2004 and February 12, 2005. The shareholder must also provide the information about the nominee that would be required to be disclosed in the proxy statement. Texas Genco is not required to include any shareholder proposed nominee in the proxy statement. A copy of the bylaws describing the requirements for nomination of director candidates by shareholders may be obtained by writing Mr. Scott E. Rozzell, Corporate Secretary, at Texas Genco’s address shown above.

General Information

Texas Genco began mailing this proxy statement and the accompanying proxy card to shareholders on April 23, 2004. The proxy statement and proxy card are being furnished at the direction of the Board of Directors. Texas Genco will pay all solicitation costs and will reimburse brokerage firms, nominees, fiduciaries, custodians, and other agents for their expenses in distributing proxy material to the beneficial owners of Texas Genco’s common stock. In addition, certain of Texas Genco’s directors, officers, and employees may solicit proxies by telephone and personal contact.

The Board of Directors does not intend to bring any other matters before the meeting and has not been informed that any other matters are to be properly presented to the meeting by others. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best, unless you withhold authority to do so in the proxy card.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and holders of more than 10% of Texas Genco’s common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Texas Genco’s common stock. We believe that during the fiscal year ended December 31, 2003, our officers and directors complied with these filing requirements.

Transactions and Arrangements between CenterPoint Energy and Texas Genco

During 2003, CenterPoint Energy and its affiliates derived revenues from sales of natural gas to Texas Genco totaling $29 million.

CenterPoint Energy also provides some corporate services to Texas Genco. The costs of these services have been directly charged to Texas Genco using methods that management believes are reasonable. These methods include negotiated usage rates, dedicated asset assignment, and proportionate corporate formulas based on assets, operating expenses and employees. These charges are not necessarily indicative of those that would have been incurred had Texas Genco not been an affiliate of CenterPoint Energy. Amounts charged to Texas Genco for these services were $32 million for 2003.

In connection with the distribution of a portion of Texas Genco’s common stock to CenterPoint Energy’s shareholders, CenterPoint Energy and Texas Genco entered into a separation agreement. This agreement contains provisions governing Texas Genco’s relationship with CenterPoint Energy following the distribution and specifies the related ancillary agreements between Texas Genco and CenterPoint Energy. In addition, the separation agreement provides for cross-indemnities intended to place sole financial responsibility on Texas Genco and its subsidiaries for all liabilities associated with the current and historical business and operations Texas Genco conducts, regardless of the time those liabilities arose, and to place sole financial responsibility for liabilities associated with CenterPoint Energy’s other businesses with CenterPoint Energy and its other subsidiaries. The separation agreement also contains indemnification provisions under which Texas Genco and CenterPoint Energy each indemnify the other with respect to breaches by the indemnifying party of the separation agreement or any ancillary agreements.

CenterPoint and Texas Genco have also entered into a transition services agreement under which CenterPoint Energy provides Texas Genco, through the earlier of such time as all services under the agreement are terminated or CenterPoint Energy ceases to own a majority of Texas Genco’s common stock, various corporate support services that include accounting, finance, investor relations, planning, legal, communications, governmental and regulatory affairs and human resources, as well as information technology services and other previously shared services such as corporate security, facilities management, accounts receivable, accounts payable and payroll, office support services and purchasing and logistics. These services consist generally of the same types of services as have been provided on an intercompany basis prior to this distribution. The charges Texas Genco pays for these services are on a basis generally intended to allow CenterPoint Energy to recover the fully allocated direct and indirect costs of providing the services, plus all out-of-pocket costs and expenses, but without any profit to CenterPoint Energy, except to the extent routinely included in traditional utility cost of capital. Pursuant to a separate lease agreement, CenterPoint Energy has agreed to lease office space in its principal office building in Houston, Texas to Texas Genco for an interim period.

Texas Genco is a member of CenterPoint Energy’s consolidated group for tax purposes, and Texas Genco will continue to file a consolidated federal income tax return with CenterPoint Energy while CenterPoint Energy retains its 81% interest in Texas Genco. Accordingly, Texas Genco has entered into a tax allocation agreement with CenterPoint Energy to govern the allocation of U.S. income tax liabilities and to set forth agreements with respect to certain other tax matters. CenterPoint Energy will be responsible for preparing and filing any U.S. income tax returns required to be filed for any company or group of companies of the CenterPoint Energy consolidated group, including all tax returns for Texas Genco for so long as it is a member of CenterPoint Energy’s consolidated group. CenterPoint Energy will also be responsible for paying the taxes related to the returns it is responsible for filing. Texas Genco will be responsible for paying CenterPoint Energy its allocable share of such taxes. CenterPoint Energy will determine all tax elections for tax periods during which Texas Genco is a member of CenterPoint Energy’s consolidated group. Generally, if there are tax adjustments related to Texas Genco which relate to a tax return filed for a period when Texas Genco was a member of the CenterPoint Energy consolidated group, Texas Genco will be responsible for any increased taxes and will receive the benefit of any tax refunds.

From time to time, Texas Genco has borrowed money from CenterPoint Energy or its subsidiaries. As of December 31, 2003, Texas Genco had no short-term or long-term working capital borrowings from CenterPoint Energy and its subsidiaries. Interest expense associated with borrowings during 2003 was $7 million. The largest principal amount of such borrowings outstanding during 2003 was $272 million, and the weighted average interest rate on the borrowings during 2003 was 6.2%. In addition, Texas Genco had net accounts payable to CenterPoint Energy and affiliates of $8 million as of December 31, 2003.

Annual Report to Shareholders

The Annual Report on Form 10-K, which contains our consolidated financial statements for the year ended December 31, 2003, accompanies the proxy material being mailed to all shareholders. The Annual Report is not part of the proxy solicitation material.

By Order of the Board of Directors,

David M. McClanahan	David G. Tees
Chairman of the Board	President and Chief Executive Officer

April 23, 2004

APPENDIX I

TEXAS GENCO HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

Purpose: The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility for

•	the integrity of the Company’s financial statements

•	the qualifications, independence and performance of the Company’s independent auditors

•	the performance of the Company’s internal audit function

•	compliance by the Company with legal and regulatory requirements

•	the system of disclosure controls and the system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. The Audit Committee shall have and may exercise all the powers of the Board of Directors, except as may be prohibited by law, with respect to all matters encompassed by this Charter, and all the power and authority required under the Sarbanes-Oxley Act of 2002.

Membership: The Audit Committee shall consist of at least three members, each of whom shall meet the independence, expertise and financial literacy requirements of the New York Stock Exchange and the SEC . The Company will seek to have at least one member of the Audit Committee who is an “audit committee financial expert” as defined by the SEC.

Meetings and Structure: The Audit Committee shall meet at such times as it determines or as meetings may be called by the chairperson of the Committee or any two members, but at least four times during each year.

The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for approving the agenda (following consultation with other members and with management), presiding over meetings and coordination of reporting to the full Board. The Audit Committee will maintain regular liaison with the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer, the lead audit partner of the Company’s independent auditors and the head of the internal audit function. The Audit Services Department of CenterPoint Energy, Inc., the Company’s corporate parent, provides internal audit services for the Company.

Private Discussions/Investigations: The Audit Committee shall provide on a regular basis opportunities for separate private discussions with the independent auditors, the Chief Financial Officer, the Chief Accounting Officer, the head of the internal audit function, and the Company’s General Counsel and outside counsel when appropriate. The Audit Committee may investigate any matter brought to its attention.

Accountability of the Independent Auditors and Audit Committee Authority and Responsibility: The independent auditors are accountable to the Audit Committee and the Board of Directors. The Audit Committee shall have the sole authority to appoint and, where appropriate, replace the Company’s independent auditors and to approve all audit engagement fees and terms.1 The Audit Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors and any other registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditors and any such other registered public accounting firm shall report directly to the Audit Committee.

[1]	It is the Company’s customary practice to seek shareholder ratification of the appointment of the Company’s independent auditors.

At least annually, the Audit Committee shall obtain and review a report by the independent auditors describing (i) the independent auditors’ internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1. The Audit Committee shall evaluate the independent auditors’ qualifications, performance and independence, including considering whether the independent auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the independent auditors’ independence. The evaluation shall include the review and evaluation of the lead partner of the independent auditor. In making this evaluation, the Audit Committee shall take into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditors to the full Board of Directors.

The Audit Committee shall preapprove all audit, review or attest engagements and permissible non-audit services, including the fees and terms thereof, to be performed by the independent auditors, subject to the de minimis exception for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 and the applicable rules and regulations of the SEC. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permissible non-audit services.

The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors.

In addition to the responsibilities set forth in the preceding paragraphs, the Audit Committee shall:

Financial Reporting Processes and Accounting Policies

•	Review and discuss the annual audited financial statements with management and the independent auditors, as well as disclosures made in management’s discussion and analysis of financial condition and results of operations.

•	Recommend to the Board of Directors whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K.

•	Review and discuss with management and the independent auditors the Company’s quarterly financial statements, and disclosures made in management’s discussion and analysis of financial condition and results of operations prior to the filing of the Company’s Quarterly Report on Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

•	Review and discuss with management and the independent auditors:

•	major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, any major issues concerning the adequacy of the Company’s internal controls and special steps adopted in light of material control deficiencies.

•	analyses prepared by management and/or the independent auditors regarding critical accounting policies and practices and other significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, ramifications of the use of alternative disclosure and the treatment preferred by the independent auditor.

•	other material written communications between the independent auditor and management including the management letter and schedule of unadjusted differences.

•	In consultation with the independent auditors and the internal auditors, review the integrity of the Company’s financial reporting processes and the internal control structure (including internal control over financial reporting and disclosure controls and procedures).

•	Meet with representatives of the disclosure committee on a periodic basis and at least annually to confirm that the disclosure committee’s quarterly process is serving its intended purpose of assisting the CEO and CFO in making the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

•	Review and discuss with management the Company’s earnings press releases, with particular emphasis on the use of any “non-GAAP financial measures,” as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (covering, for example, the types of information to be disclosed and the type of presentation to be made).

•	Review with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

•	Discuss with the independent auditors the matters required to be communicated by the independent auditors pursuant to Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any problems or difficulties encountered in the course of the audit work and management’s response, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•	Review other relevant reports or financial information as determined by the Audit Committee to be necessary, advisable or appropriate.

Internal Audit

•	Review the appointment of any replacement of the head of the internal audit function.

•	Review activities, organizational structure, and qualifications of the internal audit function.

•	Review the significant reports to management prepared by the audit services department and management’s responses.

•	Review with management and the independent auditors, when appropriate, the responsibilities, budget and staffing of the internal auditors and any recommended changes in the planned scope of the internal audit.

Other Matters

•	Review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	Obtain information from management, the head of the internal audit function and the independent auditors as to compliance by the Company and its subsidiaries with applicable legal requirements and the Company’s Code of Business Conduct and report to the Board of Directors with respect to such matters as appropriate.

•	Obtain from the independent auditors assurance that no illegal acts required to be reported under Section 10A(b) of the Securities Exchange Act of 1934 have been detected or otherwise come to the attention of the independent auditor in the course of the audit.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	Meet with management at least annually to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s policies and guidelines concerning risk assessment and risk management.

•	Review with the Company’s General Counsel at least annually legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or governmental agencies.

•	Review annually the Audit Committee’s own performance.

•	Make regular reports to the Board of Directors.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

The Audit Committee shall have the authority to retain and obtain advice and assistance from current or independent legal, accounting or other advisors without seeking approval of the Board of Directors. The Audit Committee may request any officer or employee of the Company or representative of the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or advisors to, the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest service for the Company and to any advisors employed by the Audit Committee.

The Audit Committee will make itself available to the independent auditors and the internal auditors of the Company as requested. Reports of meetings of the Audit Committee shall be made to the Board of Directors at its next regularly scheduled meeting following the Audit Committee meeting, accompanied by any recommendations to the Board of Directors approved by the Audit Committee.

ADMISSION TICKET

TEXAS GENCO HOLDINGS, INC.

2004 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 13, 2004

9:00 a.m. Central Time

Auditorium

1111 Louisiana Street

Houston, Texas 77002

This admission ticket admits only the named shareholder.

Note: If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video or still photography at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

TEXAS GENCO HOLDINGS, INC.

2004 Annual Meeting of Shareholders

Proxy Common Stock

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert J. Cruikshank and David M. McClanahan, and each of them, as proxies, with full power of substitution, to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Texas Genco Holdings, Inc. to be held on Thursday, May 13, 2004, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In the absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

TEXAS GENCO HOLDINGS, INC. c/o INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Texas Genco Holdings, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                            TXGEH1                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS GENCO HOLDINGS, INC.

Your Board of Directors recommends that you vote FOR the nominees for director and FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number(s) on the line below.
1.

Election of nominees for Director. The term of the directors will expire at the company’s annual meeting in 2005.

The nominees for director are 01) J. Evans Attwell, 02) Donald R. Campbell, 03) Robert J. Cruikshank, 04) Patricia A. Hemingway Hall, 05) David M. McClanahan, 06) Scott E. Rozzell, 07) David G. Tees and 08) Gary L Whitlock.

	☐	☐	☐
				For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.			☐	☐	☐

3.	Withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting.			☐	☐	☐

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Please indicate if you plan to attend the Annual Meeting.	☐	☐
	Yes	No

Signature [PLEASE SIGN WITHIN BOX] Date			Signature (Joint Owners) Date

This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Company, Trustee of the Reliant Resources, Inc. Savings Plan, Reliant Resources, Inc. Union Savings Plan and STP Nuclear Operating Company Savings Plan. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 11:59 p.m. on May 10, 2004, Vanguard Fiduciary Company as Trustee will vote the shares held in the Plan in the same proportion as votes received from other participants in the Plan.

TEXAS GENCO HOLDINGS, INC.

2004 Annual Meeting of Shareholders

Voting Directions to Trustee - Common Stock

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints the Trustee to vote as designated on the reverse side, all shares of common stock held by the undersigned at the annual meeting of shareholders of Texas Genco Holdings, Inc. to be held on Thursday, May 13, 2004, at 9:00 a.m. in the auditorium of 1111 Louisiana Street, Houston, Texas, or any adjournments thereof, and with discretionary authority to vote on all other matters that may properly come before the meeting, unless such discretionary authority is withheld.

If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date on the reverse side and mail in the postage-paid envelope provided, or direct your vote by Internet or telephone as described on the reverse side. Specific choices may be made on the reverse side. In the absence of instructions to the contrary, the shares represented will be voted in accordance with the Board’s recommendation.

TEXAS GENCO HOLDINGS, INC. C/O INVESTOR SERVICES P.O. BOX 4505 HOUSTON, TX 77210-4505

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 10, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 10, 2004. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Texas Genco Holdings, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                            TXGEH3                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS GENCO HOLDINGS, INC.

Your Board of Directors recommends that you vote FOR the nominees for director and FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.
	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number(s) on the line below.
1.

Election of nominees for Director. The term of the directors will expire at the company’s annual meeting in 2005.

The nominees for director are 01) J. Evans Attwell, 02) Donald R. Campbell, 03) Robert J. Cruikshank, 04) Patricia A. Hemingway Hall, 05) David M. McClanahan, 06) Scott E. Rozzell, 07) David G. Tees and 08) Gary L. Whitlock.

	☐	☐	☐
				For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as independent auditors for 2004.			☐	☐	☐

3.	Withhold granting of discretionary authority to vote on all other matters that may properly come before the Annual Meeting.			☐	☐	☐

Note: Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date